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                                                                      EXHIBIT 15



                       [KPMG PEAT MARWICK LLP LETTERHEAD]



Arcadian Corporation


Memphis, Tennessee



Ladies and Gentlemen:



REGISTRATION STATEMENT NO. 333-09805



     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 14, 1996, August 14, 1996 and November 14, 1996 related to our reviews of interim financial information.



     Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



Very truly yours,



/s/  KPMG PEAT MARWICK LLP



Memphis, Tennessee


February 11, 1997